Master COLI Application for Life Insurance

John Hancock Life Insurance Company of New York

(hereinafter referred to as The Company)

Service Office:

COLI Unit

197 Clarendon Street

Boston MA 02116-5010

Print and use black ink. Any changes must be initialed by the Owner’s Authorized Officer.

Owner

1. a) Name(s) of Owner(s) ABC COMPANY

b) Address Street No. & Name, City, State, Zip code

416 CENTER STREET, ANYTOWN AS 12346

c) Tax ID Number

1 2 3 4 5 6 7 8 9

Beneficiary Information

2. Owner Other

Policy Details - For Variable Insurance Policies, complete required Application Supplement for Investment Allocation and Investor Suitability form.

3. Plan Name Corporate VUL Other

4. Supplementary Benefits

Overloan Protection Rider

Return of Premium Death Benefit (with DB Option 1 only)

Increase Rate Yes % No

Percentage of Premiums to be returned at death

(Whole numbers only. Maximum 100%) %

Supplemental Face Amount (SFA) (Check only one option below.)

Level Supplemental Face Amount (SFA)

Custom or increasing SFA schedule. Please complete Application Supplement - Customized Schedule form.

Other

5. Insurance amounts to be applied for in accordance with Insurance Schedule or Census and Consent to Life Insurance forms.

6. Death Benefit Option Option 1 (Face Amount) Option 2 (Face Amount plus Policy Value)

7. Loan Interest Rate Fixed Other %

8. Life Insurance Qualification Test

Guideline Premium Test. Under this test, the sum of premiums paid into the policy may not at any time exceed the greater of (a) the Guideline Single premium, or (b) the sum of the Guideline Level Premiums to such date.

Cash Value Accumulation Test. Under this test, the Policy Value may not any time exceed the net single premium. The net single premium is the one payment that would be needed on a specific date to provide the Death Benefit under the policy.

Note: Elected test cannot be changed after the policy is issued. You may request an Illustration on both tests before making your election.

Premiums

9. Amount $1,691.25 Frequency Annual Other

Premium Notices and Correspondence

10. a) Send Premium Notices to: (Select one)

Owner Proposed Life Insured

Other: Name Street No. & Name, Apt No., City, State, Zip code

b) Send Policy Correspondence to: (Select one)

Owner Proposed Life Insured Same as 10. a) above

Other: Name Street No. & Name, Apt No., City, State, Zip code

c) Secondary Addressee - You can make the designation below when you or the Life Insured become a senior citizen (age 65 or older). The Company will also mail lapse notices for overdue premiums to any Secondary Addressee you designate. If you want this option, provide the following information.

Owner - Date of Birth mmm dd yyyy Name of Secondary Addressee

Street No. & Name, Apt No., City, State, Zip code

Existing Insurance - Owner Replacements

11. Will this insurance replace existing policies or are you considering using funds from existing policies to pay premiums due on the new policy or contract? Yes No If Yes, please complete the necessary replacement forms.

Special Requests

12. a) Special Policy Date b) Other

© 2008 John Hancock Life Insurance Company of New York, Valhalla, NY. All rights reserved.

CP4000NY (02/2008) Page 1 of 2 VERSION (02/2008)

Declarations and Owner/Taxpayer Certification

DECLARATIONS

I declare that the statements and answers in this application and any form that is made part of this application are complete and true to the best of my knowledge and believe they are correctly recorded. All such statements and answers are representations, not warranties. I believe that all of the lives under the attached schedule are actively at work full time and physically performing all of the duties of their usual employment. Full time employment is defined as at least 30 hours per week at their regular place of employment. Furthermore, each participant has consented to the beneficiary details, the insurance coverage amount as per this master application; and the attached insurance schedule. They have each attested that they have not been absent from work in the past 90 days because of illness or injury; or have provided details that were deemed satisfactory for the purposes of the Company’s underwriting guidelines.

In addition, I understand and agree that:

1. The Insurance Schedule, the Consent to Life Insurance forms, and any Application Supplement shall form part of the application for life insurance.

2. Insurance under any policy issued as a result of this application will not be effective, and no insurance shall be provided prior to the later of the date the first premium is paid in full and the date the policy has been delivered; provided that at the time of delivery there has been no deterioration in the insurability of any person proposed for life insurance as stated in the application, since the date of the application.

OWNER/TAXPAYER CERTIFICATION - MUST BE COMPLETED

Under the penalties of perjury, I the Owner, certify that:

1. The number shown on Page 1 of the application is my correct taxpayer identification number (if number has not been issued, write “Applied for” in the box on Page 1), AND

2. Check the applicable box:

I am not subject to Backup Tax Withholding because (a) I am exempt from Backup Tax Withholding, or

(b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to Backup Tax Withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to Backup Tax Withholding, AND

The Internal Revenue Service (IRS) has notified me that I am subject to Backup Tax Withholding, AND

3. I am a U.S. resident (including a U.S. resident alien).

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid Backup Tax Withholding.

Signatures (Please read all of the above Declarations and Owner/Taxpayer Certification before signing this form.)

THIS APPLICATION FOR LIFE INSURANCE INCLUDES THE INSURANCE SCHEDULE OR CENSUS, CONSENT TO LIFE INSURANCE FORMS, APPLICATION SUPPLEMENT FOR INVESTMENT ALLOCATION AND INVESTOR SUITABILITY AND

APPLICATION SUPPLEMENT - CUSTOMIZED SCHEDULE, IF APPLICABLE.

Signed at City, State This Day of Year

Witness x Owner’s Name

Agent/Registered Representative, if other than Witness x Signature and Title of Authorized Officer x

© 2008 John Hancock Life Insurance Company of New York, Valhalla, NY. All rights reserved.

CP4000NY (09/2008) Page 2 of 2 VERSION (09/2008)